Contact: Jon Anderson, Actel Corporation (650) 318-4445



For Release: January 6, 2005 @ 1:30 P.M. PST





                       ACTEL CORPORATION ANNOUNCES REVISED

                         FOURTH QUARTER BUSINESS UPDATE



     Mountain View, Calif. - January 6, 2005 - Actel Corporation (NASDAQ: ACTL) today revised its business update for the fourth quarter of fiscal 2004.

     While reconfirming its previous guidance for fourth quarter revenues to increase slightly over the third quarter, Actel believes that its fourth quarter financial results will be adversely affected by incremental charges of $3 to $4 million. These charges relate primarily to expenses associated with the testing of RTSX-S space-qualified FPGAs and to the establishment of an inventory reserve for RTSX-S parts from the original manufacturer, which are being exchanged for RTSX-S parts from the UMC foundry at a higher rate than anticipated.

     The statements above are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the "Risk Factors" in Actel's most recent Form 10-Q, including those under the following heading: Ongoing investigations regarding the reliability of our RTSX-S space-qualified FPGAs could have a material adverse effect on our financial results and business in both the short and long term. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel's stock to decline significantly.

     No conference call will be held in conjunction with this business update revision. Actel's fourth quarter financial results will be released on February 1, 2005.



Editor's Note: The Actel name and logo are trademarks of Actel Corporation.